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                                                                    EXHIBIT 99.1



For Immediate Release:                                      Contact: John Daniel
Friday, July 19, 2002                                       (215) 862-7900


           KEY ENERGY ANNOUNCES COMPLETION OF Q SERVICES ACQUISITION

MIDLAND, TX, JULY 19, 2002 - Key Energy Services, Inc. (NYSE: KEG) announced that it will complete the acquisition of Q Services, Inc. of Houston, Texas today. Q Services was one of the largest privately held production services companies in the United States, with operations in Texas, Louisiana, Oklahoma, New Mexico, and the Gulf of Mexico. In connection with the acquisition, the Company will issue approximately 17.2 million shares of common stock and assume approximately $75 million in debt (which was paid off at the closing) and net working capital. The total consideration to be paid will be approximately $221 million, as compared to the previously announced $265 million plus net working capital.

      As Key and Q Services operate in adjacent and/or overlapping locations, the Company expects to realize at least $10 million in annual cost savings and synergies in connection with the merger. The combined companies will have approximately $1.5 billion in assets and will operate the largest oilfield trucking fleet in the U.S. to complement the Company's well service rig fleet, which is the largest in the world. The Company expects the acquisition to be immediately accretive to earnings and cash flow. Q Services' fishing and rental tool and pressure pumping operations provide the Company with the ability to expand the range of services it offers at the well site.

      Francis D. John, the Company's Chairman and CEO, stated, "The Key Energy/Q Services combination will transition Key into a full production services company. With our combined 150 locations in all of the domestic oil and gas basins in the lower 48 and nearly 9,000 employees, the Company has the most comprehensive distribution network for oil and gas production services. The Company is now exceptionally well positioned to grow organically through adding additional services to our vast geographic presence while at the same time continuing to exercise financial discipline through reducing debt and strengthening the balance sheet. We are highly confident of the cost savings and operating efficiencies that will result from the combination. We expect to complete a majority of the cost savings and integration initiatives by December 31, 2002.

      KEY ENERGY SERVICES IS THE WORLD'S LARGEST WELL SERVICE COMPANY AND OWNS APPROXIMATELY 1,478 WELL SERVICE RIGS AND 2,050 OILFIELD SERVICE VEHICLES, AS WELL AS 79 DRILLING RIGS. THE COMPANY PROVIDES DIVERSIFIED ENERGY OPERATIONS INCLUDING WELL SERVICING, CONTRACT DRILLING AND OTHER OILFIELD SERVICES AND OIL AND NATURAL GAS PRODUCTION. THE COMPANY HAS OPERATIONS IN ALL MAJOR ONSHORE OIL AND GAS PRODUCING REGIONS OF THE CONTINENTAL UNITED STATES AND IN ARGENTINA AND ONTARIO, CANADA.

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      CERTAIN COMMENTS CONTAINED IN THIS NEWS RELEASE CONCERNING THE BUSINESS
OUTLOOK AND ANTICIPATED FINANCIAL RESULTS OF THE COMPANY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE SUBJECT TO THE SAFE HARBOR CREATED BY THAT ACT. WHENEVER POSSIBLE, THE COMPANY HAS IDENTIFIED THESE "FORWARD-LOOKING STATEMENTS" BY WORDS SUCH AS "EXPECTS", '"BELIEVES", "ANTICIPATES" AND SIMILAR PHRASES. THE FORWARD-LOOKING STATEMENTS ARE BASED UPON MANAGEMENT'S EXPECTATIONS AND BELIEFS AND, ALTHOUGH THESE STATEMENTS ARE BASED UPON REASONABLE ASSUMPTIONS, THERE CAN BE NO ASSURANCES THAT THE FINANCIAL RESULTS OR COMPONENTS WILL BE AS ESTIMATED. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.